EXHIBIT 10.17
September 22, 2008
BY FACSIMILE
UCBH Holdings, Inc.
555 Montgomery Street
San Francisco, CA 94111
Fax: (415) 986-0729

Attention:	Thomas S. Wu, Chairman, President & CEO
Eileen Romero, Vice President and Corporate Secretary
Copies to:
Squire, Sanders & Dempsey L.L.P.
One Maritime Plaza, Suite 300
San Francisco, CA 94111-3492
Attention: Nicholas Unkovic, Esq.
Fax: (415) 393-9887
and:
Merrill Lynch, Pierce, Fenner & Smith, Inc.
4 World Financial Center
New York, NY 10080
Attention: Venkat Badinehal
Fax: (212) 449-0019
Re:   Investment Agreement and Investor’s Rights and Standstill Agreement
Dear Mr. Wu:
          We refer to the Investment Agreement (the “Investment Agreement”) and the Investor’s Rights and Standstill Agreement (the “Standstill Agreement”), each dated as of October 7, 2007, and entered into between China Minsheng Banking Corp., Ltd. (“Minsheng”) and UCBH Holdings, Inc. (“UCBH”). Capitalized terms not otherwise defined in this letter shall have their respective meanings set forth in the Investment Agreement or the Standstill Agreement, as applicable.
          This letter (this “Letter Agreement”) memorializes the parties’ agreement that notwithstanding anything to the contrary set forth in the Investment Agreement, Minsheng and UCBH have agreed to consummate the transactions relating to the acquisition by Minsheng of the Step Two Shares, and effect the Second Closing via the Step Two Primary Issuance on the following terms and subject to the following conditions:

     (a) The Second Closing shall take place as soon as practicable, but in no event later than three (3) Business Days after the satisfaction of all relevant conditions set forth in Sections 6.01, 6.02 (or waiver in accordance with the terms thereof) and 6.03 (or waiver in accordance with the terms thereof) of the Investment Agreement with respect to the Second Closing; provided, however, that the parties hereby waive Section 6.01(a)(ii)(y) as a condition to each party’s obligation to consummate the Second Closing. Minsheng and UCBH agree and acknowledge that wherever the date “March 31, 2008” is used in Sections 2.02(a) and (b) of the Investment Agreement, it shall be read as “December 31, 2008 or such earlier date mutually acceptable to the parties.”
     (b) The definition of “Step Two Baseline Date” in the Investment Agreement shall be amended and replaced in its entirety by the following:
“Step Two Baseline Date” means August 30, 2008.
Minsheng and UCBH understand and confirm that, as a result of such amendment, (i) the Step Two Shares would be calculated as 6,164,766 and (ii) the Step Two Purchase Price would be calculated as $4.85 (on a per share basis), in accordance with the Investment Agreement.
     (c) Minsheng shall make the second and third of the three required foreign exchange remittance approval filings with respect to the Second Closing with SAFE on the earliest practicable date and, in any case, not later than the later of (i) the second Business Day following the date of receipt of SAFE’s approval of the prior filing, and (ii) the first Business Day immediately following the date of this Letter Agreement.
     (d) UCBH shall not:
     (i) at any time during the period commencing on the date when Minsheng makes the second and third filings pursuant to (c) above and ending as of the close of business on the earlier of the Second Closing Date or the twentieth (20th) Business Day immediately following the said second and third filing date, issue or sell any shares of common or preferred stock or any securities convertible into capital stock, or any option, warrant or other right to acquire the same (other than capital stock issued upon exercise or conversion of preferred stock, options, warrants or other convertible securities outstanding as of the date hereof); or
     (ii) at any time during the period commencing on the date hereof and ending as of the close of business on the Second Closing Date, (x) exercise any right that it may have to require a conversion or exercise of any preferred stock, options, warrants or other convertible securities outstanding as of the date hereof, or (y) undertake any stock split, stock dividend, recapitalization, reorganization or other similar transaction which has the effect of increasing the number of shares of capital stock or other securities outstanding as of the date hereof.
     UCBH represents and warrants to Minsheng that, since August 30, 2008, it has not taken (or otherwise agreed to take) any of the actions specified in (i) and (ii) of the foregoing sentence.

     (e) If the number of Step Two Shares (calculated above) is less than the aggregate number of shares of Common Stock which Minsheng would need to purchase at the Second Closing such that the Buyer Percentage would equal the Step Two Buyer Percentage as of the Second Closing Date (such shortfall number of shares of Common Stock, the “Step Two Shortfall Shares”):
     (i) Minsheng shall purchase, and UCBH shall consummate the Step Two Primary Issuance of, such number of Step Two Shares on the Second Closing Date in accordance with the provisions of the Investment Agreement, as modified hereby; and
     (ii) without prejudice to Minsheng’s rights under Section 2.4 of the Standstill Agreement and notwithstanding anything to the contrary therein, Minsheng shall have a separate option and right to require UCBH to issue all or any portion of the Step Two Shortfall Shares to Minsheng at the Step Two Purchase Price (calculated above). Such option shall be exercisable by Minsheng by providing a written notice to UCBH within ten (10) Business Days after receipt of a written notice from UCBH certifying the total number of shares of Common Stock outstanding as of the close of business on the Second Closing Date (which notice from UCBH shall be provided by no later than five (5) Business Days after the Second Closing Date). The parties agree and acknowledge that the closing of the issuance and purchase of the Step Two Shortfall Shares (the “Supplemental Closing”) shall be subject to, and shall take place by no later than three (3) Business Days after, the satisfaction of all relevant conditions set forth in Sections 6.01(a)(iv), 6.01(b), 6.02 (or waiver in accordance with the terms thereof) and 6.03 (or waiver in accordance with the terms thereof) of the Investment Agreement, as if all references therein to the Second Closing or the Second Closing Date were references to the Supplemental Closing or the date of the Supplemental Closing, as the case may be. For the avoidance of doubt, a failure of Minsheng to exercise the foregoing option and right shall not constitute a waiver by Minsheng of its rights under Section 2.4 of the Standstill Agreement and Minsheng’s exercise of such rights to purchase any balance of the Step Two Shortfall Shares that is not purchased by Minsheng pursuant to the foregoing is subject to the terms and conditions set forth in Section 2.4 of the Standstill Agreement, including the notice and exercise periods as set forth therein.
     For the avoidance of doubt, the parties further acknowledge in respect of Section 2.4 of the Standstill Agreement that, if an Exercisable Event comprises two or more Dilutive Events (each, a “Relevant Dilutive Event”), the provisions thereof relating to the determination of purchase price payable by Minsheng for Additional Shares (the “Exercise Price”) shall apply separately in respect of each Relevant Dilutive Event (and not the Exercisable Event as a whole), such that a different per share Exercise Price would be calculated for different portions of the Additional Shares that could be purchased in connection with the Exercisable Event. Specifically, the per share Exercise Price for the portion of Additional Shares referable to a Relevant Dilutive Event shall be calculated by reference to (x) the lesser of (i) or (ii) of (A) of Section 2.4(b) of the Standstill Agreement in the case of a Relevant Dilutive Event other than an issuance of Common Stock in connection with mergers and acquisitions, and (y) (B) of Section 2.4(b) of the Standstill Agreement in the case of an issuance of Common Stock in connection with any merger or acquisition.

     Minsheng and UCBH hereby ratify and confirm the terms of the Investment Agreement and the Standstill Agreement, as modified by the agreement memorialized hereby. As modified by the agreement memorialized hereby, the Investment Agreement and the Standstill Agreement shall continue in full force and effect in accordance with the terms thereof.
     This Letter Agreement, together with the Investment Agreement and the Standstill Agreement, as modified by the agreement memorialized hereby, and all exhibits and other attachments thereto, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Letter Agreement.
     This Letter Agreement also memorializes Minsheng’s confirmation to increase the Initial Buyer Percentage to the Step Two Buyer Percentage pursuant to Section 6.1(a) of the Standstill Agreement. In addition, also pursuant to Section 6.1(a) of the Standstill Agreement, we hereby designate Mr. Wan Qingyuan as a person to serve as a director on UCBH’s board of directors.
     This Letter Agreement shall be signed in both English and Chinese. The parties confirm and agree that both language versions shall have the same effect and be controlling in all respects and neither is prepared for reference or accommodation purposes. The provisions of Sections 8.02, 8.03, 8.04, 8.10 and 8.11 of the Investment Agreement shall apply mutatis mutandis with respect to this Letter Agreement.
     If you agree with the terms of this Letter Agreement, please acknowledge your agreement by signing at the space provided below and returning a signed copy to us. After execution by both parties hereto, this Letter Agreement shall come into effect as of the date hereof. The formation, construction, and performance of this Letter Agreement, including the rights and duties of the parties hereunder, shall be construed, interpreted, governed, applied and enforced in accordance with the laws of the State of California applicable to agreements entered into and performed entirely in the State of California by residents thereof, without regard to any provisions thereof relating to conflicts of laws among different jurisdictions; provided, however, that the last sentence of this paragraph shall be governed by and interpreted in accordance with the Federal Arbitration Act of the United States, 9 U.S.C. §§ 1 et seq. Any dispute, claim, controversy or difference regarding the interpretation or validity or performance of, or otherwise arising out of or relating to, this Letter Agreement shall be resolved in the manner specified in Section 8.07 of the Investment Agreement, mutatis mutandis.
[Signature page follows]

     This Letter Agreement may be executed (including by fax) in one or more counterparts by each of the parties hereto. Each counterpart so executed and delivered by each party hereto shall be original and all of them taken together shall constitute one entire instrument.

CHINA MINSHENG BANKING CORP., LTD

By:	/s/ Qi Hong

Name:	Qi Hong
Title:	Executive Vice President
Executed and agreed as of the date hereof:
UCBH HOLDINGS, INC.

By:	/s/ Thomas S. Wu
Name:	Thomas S. Wu
Title:	Chairman, President & CEO